EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our audit report dated March 29, 2010, relating to the combined financial statements for the years ended December 31, 2008 and 2007 and our audit report dated July 15, 2010, relating to the combined financial statements for the years ended December 31, 2009 and 2008, in each case of The Predecessor Companies of Service Corporation International (formerly known as certain Wholly-Owned Subsidiaries of Service Corporation International), which appear in the Current Report on Form 8-K/A of StoneMor Partners L.P. filed on June 15, 2010 and in the Current Report on Form 8-K of StoneMor Partners L.P. filed on September 14, 2010, respectively, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HARPER & PEARSON COMPANY, P.C.

Houston, Texas

November 30, 2010